EXHIBIT 99.1
Contact:
Michael Watts
Sr. director, investor relations
and corporate communications
858-410-8673
For Immediate Release
GEN-PROBE REPORTS STRONG FINANCIAL RESULTS
FOR FOURTH QUARTER AND FULL YEAR 2005
— Fourth Quarter Earnings Per Share Increase to $0.32, 39% Growth from Prior Year —
— Total Revenues of $88.0 Million and Product Sales of $78.0 Million
Both Establish New Quarterly Records —
SAN DIEGO, CA, February 15, 2006 — Gen-Probe Incorporated (NASDAQ: GPRO) today reported strong financial results for the fourth quarter and full year ended December 31, 2005. Net income for the fourth quarter of 2005 was $16.8 million ($0.32 per share), compared to net income of $12.0 million ($0.23 per share), in the prior year period, an increase of 39% per share. All per share amounts are calculated on a fully diluted basis.
Total revenues established a new record of $88.0 million in the fourth quarter of 2005, compared to $68.5 million in the prior year period, an increase of 28%. Product sales also hit an all-time high of $78.0 million in the fourth quarter of 2005, compared to $58.5 million in the prior year period, an increase of 33%.
For the full year 2005, net income was $60.1 million ($1.15 per share), compared to net income of $54.6 million ($1.06 per share) in 2004, an increase of 8% per share. Total revenues in 2005 were $306.0 million, compared to $269.7 million in 2004, an increase of 13%. As previously disclosed, in 2004 Gen-Probe earned royalty and license revenue from Tosoh and a contract milestone from Chiron that together added $13.5 million to total revenues, and $0.17 to earnings per share. Product sales in 2005 were $271.7 million, compared to $222.6 million in 2004, an increase of 22%.
“Our strong fourth quarter results capped off an outstanding year for Gen-Probe,” said Henry L. Nordhoff, the Company’s chairman, president and chief executive officer. “Both our clinical diagnostics and blood screening businesses grew solidly in the fourth quarter and established new records, driven by continued strength across our major product lines.”
Detailed Results
Compared to the prior year period, Gen-Probe’s sales growth in the fourth quarter of 2005 was led by the APTIMA COMBO 2® and PROCLEIX® ULTRIO® assays, and by the TIGRIS® system for blood screening outside the United States. Gen-Probe’s blood screening products are marketed worldwide by Chiron.

Sales of the APTIMA COMBO 2 assay, Gen-Probe’s amplified nucleic acid test (NAT) for simultaneously detecting and identifying Chlamydia trachomatis (CT) and Neisseria gonorrhoeae (GC), continued to grow strongly in the fourth quarter. This sales growth was driven by market share gains on both the Company’s semi-automated instrument platform and on the high-throughput, fully automated TIGRIS system. Revenue from the PACE® product line, the Company’s non-amplified tests for the same microorganisms, declined in the fourth quarter compared to the prior year period, in line with Gen-Probe’s expectations.
In blood screening, product sales benefited from continued growth of the PROCLEIX ULTRIO assay in Europe. The PROCLEIX ULTRIO assay simultaneously detects HIV-1, hepatitis C virus and hepatitis B virus in donated blood. Blood screening sales in the fourth quarter also benefited from sales of TIGRIS instruments and spare parts to Chiron, which totaled $4.1 million, and from the recognition of approximately $3.6 million of previously deferred domestic blood screening revenue. This revenue recognition, which was greater than expected, resulted from Chiron establishing its own warehouse for U.S. blood screening inventory.
Product sales for the fourth quarter and full year were, in millions:

	Three Months Ended Dec. 31,			Year Ended Dec. 31,
	2005	2004	Increase	2005	2004	Increase

Clinical diagnostics	$37.3	$32.6	14%	$141.7	$127.0	12%
Blood screening	$40.7	$25.9	57%	$130.0	$95.6	36%

Total product sales	$78.0	$58.5	33%	$271.7	$222.6	22%
Collaborative research revenues for the fourth quarter of 2005 were $6.5 million, compared to $7.9 million in the prior year period, a decrease of 18% that resulted primarily from lower reimbursement from Chiron of blood screening development expenses. For the full year 2005, collaborative research revenues were $25.8 million, compared to $27.1 million in 2004, a decrease of 5% that resulted primarily from reduced grant funding from the National Institutes of Health.
Royalty and license revenues for the fourth quarter of 2005 were $3.5 million, compared to $2.2 million in the prior year period, an increase of 59%. This increase resulted primarily from license revenue earned from bioMérieux. For the full year 2005, royalty and license revenues were $8.5 million, compared to $20.0 million in 2004. As previously discussed, royalty and license revenues were unusually high in 2004 due to revenues earned through certain milestone payments associated with the Company’s agreements with Chiron and Tosoh.
Gross margin as a percentage of product sales was 66% in the fourth quarter of 2005, compared to 70% in the prior year period. This decrease resulted primarily from sales of TIGRIS instruments and spare parts to Chiron for blood screening. These sales occur contractually at close to cost, and are expected to be a precursor to higher margin sales of the PROCLEIX ULTRIO assay. Gross margin percentage also was negatively affected by the recognition of deferred revenue associated with Chiron’s decision to open a new warehouse for blood screening products, since Gen-Probe records this revenue at a contractual transfer price that results in a low margin. For the full year 2005, gross margin on product sales was 69%, compared to 73% in 2004. The decrease in product gross margin percentage was due to the factors described above, and to the amortization of capitalized software costs related to the TIGRIS system.

Research and development (R&D) expenses were $18.2 million in the fourth quarter of 2005, compared to $18.5 million in the prior year period, a decrease of 2%. In the prior year period, R&D expenses included $1 million paid to AdnaGen AG for access to its immunocapture technology. For the full year 2005, R&D expenses were $71.8 million, compared to $68.5 million in 2004, an increase of 5% that resulted primarily from costs associated with the Company’s prostate cancer and human papillomavirus (HPV) programs, and from expenses related to the PROCLEIX ULTRIO and West Nile Virus (WNV) assays for blood screening.
Marketing and sales expenses were $8.8 million in the fourth quarter of 2005, compared to $7.2 million in the prior year period, an increase of 22%. For the full year 2005, marketing and sales expenses were $31.1 million, compared to $27.2 million in 2004, an increase of 14%. These increases resulted primarily from the costs of supporting commercialization of the TIGRIS system and investing in new market opportunities.
General and administrative (G&A) expenses were $9.3 million in the fourth quarter of 2005, compared to $7.8 million in the prior year period, an increase of 19% that resulted primarily from higher legal expenses associated with the Company’s patent infringement suits against Bayer. For the full year 2005, G&A expenses were $32.1 million, compared to $31.6 million in 2004, an increase of 2%.
Gen-Probe continues to have a strong balance sheet. As of December 31, 2005, the Company had $220.3 million of cash, cash equivalents and short-term investments, and no debt. The Company’s cash balance was essentially flat in the fourth quarter, as cash generated from operations was largely offset by $15.5 million of capital spending, primarily to expand the Company’s headquarters campus. Gen-Probe generated net cash of $85.9 million from its operating activities in 2005, representing 28% of total revenues.
Recent Events
•	PROCLEIX WNV Assay. In early December, the U.S. Food and Drug Administration (FDA) granted marketing approval to use the Company’s PROCLEIX WNV assay to screen donated human blood on the enhanced semi-automated instrument system (eSAS). Based on the early approval of the WNV assay on the eSAS, as well as discussions with the FDA and customers, Gen-Probe has accelerated the necessary regulatory filings for use of the WNV assay on the Company’s fully automated, high-throughput TIGRIS system. Gen-Probe expects to file a 510(k) application for use of the WNV assay on the TIGRIS system by the end of April 2006. Gen-Probe expects those customers currently using the TIGRIS system to test for WNV under an IND to pay an increased cost recovery price until the TIGRIS system is approved.
•	PROCLEIX ULTRIO Assay. Gen-Probe remains on track to respond by the end of March to questions posed by the FDA in the agency’s complete review letter for the PROCLEIX ULTRIO assay on the eSAS. Gen-Probe’s response will be in the form of an amended Biologics License Application (BLA). If this amended BLA is approved, the Company plans to submit a supplemental BLA containing data describing the use of the PROCLEIX ULTRIO assay on the TIGRIS system. In addition, following the anticipated clearance of the TIGRIS system to run the WNV assay, the Company intends to file another 510(k) application for use of the PROCLEIX ULTRIO assay on the TIGRIS system. Based on the estimated regulatory review times associated with these filings, Gen-Probe believes that approval of the PROCLEIX ULTRIO assay on the TIGRIS system is more likely in 2007 than 2006.
•	National Medal of Technology. President George W. Bush named Gen-Probe a 2004 National Medal of Technology Laureate in recognition of the Company’s pioneering work in developing innovative nucleic acid tests to safeguard the nation’s donated blood supply from viruses such as HIV-1 and the hepatitis C virus. The Medal is the nation’s highest honor for technological innovation. Gen-Probe CEO Henry Nordhoff received the award from President Bush at a White House ceremony on February 13.

•	BioMérieux Option Exercise. BioMérieux exercised a second option to develop diagnostic products for certain undisclosed disease targets using Gen-Probe’s patented ribosomal RNA technologies, pursuant to terms of a 2004 agreement, and paid Gen-Probe a $2.1 million license fee. BioMérieux retains an option to develop products for other disease targets by paying Gen-Probe up to an additional $0.9 million by the end of 2006. BioMérieux exercised its first option in January of 2005 and paid Gen-Probe a $4.5 million license fee, $1.9 of which was recorded as license revenue in the first quarter of 2005. Based on the two option exercises, Gen-Probe recorded another $1.9 million of license revenue in the fourth quarter of 2005, since accounting rules require that revenue be recognized based on the total number of targets eventually selected.
•	Changes to Board of Directors. In February 2006, Gerald D. Laubach, Ph.D., informed the Company that he intends to retire from the Gen-Probe board of directors and not stand for re-election at the 2006 annual meeting of stockholders, which is scheduled for May 17. “Gerry has made tremendous contributions to our board since 2002 and his wise counsel will be sorely missed,” Nordhoff said. “We wish him all the best in retirement.” Separately, John W. Brown joined the board in December. Mr. Brown is chairman of the board of Stryker Corporation, a worldwide leader in orthopedic medical devices. He has served as chairman of the board of Stryker since 1981. He was president and chief executive officer of the company from 1977 to 2003, and chief executive officer from 2003 to 2004.
2006 Financial Guidance
“We expect 2006 to be another year of solid product sales growth and high profitability for Gen-Probe,” said Herm Rosenman, the Company’s vice president of finance and chief financial officer. “We expect growth to be led by continued market share gains of the APTIMA Combo 2 assay, by ongoing international expansion of the PROCLEIX ULTRIO assay on the TIGRIS system, and by the PROCLEIX WNV assay in the United States. We anticipate that this strong top-line performance will enable us to invest appropriately in attractive R&D projects to drive our future growth, while still delivering exceptional net profit margins.”
Gen-Probe’s non-GAAP 2006 guidance for gross margins, R&D expenses, marketing and sales expenses, G&A expenses, effective income tax rate and EPS is computed without the effect of adopting SFAS No. 123(R) and is reconciled to the corresponding GAAP measure in the bullets and table below and discussed in the section titled “About Non-GAAP Financial Measures.” In accordance with SEC regulations and SFAS No. 123(R), Gen-Probe will begin expensing stock options and related equity compensation beginning with first quarter 2006 results.
For the full year 2006, Gen-Probe expects:
•	Total revenues of $325 million to $335 million, including product sales growth of 14% to 16%, in line with the Company’s long-term growth goals. The Company’s 2006 revenue guidance does not include a $10 million milestone that will be earned from Chiron upon U.S. approval of the PROCLEIX ULTRIO assay on the TIGRIS system. As previously discussed, based on the estimated regulatory review times associated with various filings, Gen-Probe believes this approval is more likely in 2007 than 2006.
•	Product gross margins to improve to approximately 70% to 72% of product sales on a non-GAAP basis. On a GAAP basis, product gross margins are expected to range from 68% to 70% of product sales. This improvement over 2005 is expected to result in part from the leverage inherent in rising manufacturing volumes. However, the margin improvement is expected to be tempered by sales of TIGRIS instruments to Chiron for blood screening customers, which contractually are made at cost. Based primarily on strong demand for TIGRIS instruments among blood screening customers outside the United

States, Gen-Probe expects to roughly double its installed base of TIGRIS instruments worldwide in 2006.
•	R&D expenses approximating 23% to 24% of total revenues on a non-GAAP basis. On a GAAP basis, R&D expenses are expected to range from 26% to 27% of total revenues. Key R&D priorities for 2006 include filing U.S. regulatory applications for the PROCLEIX ULTRIO assay and TIGRIS instrument for blood screening, continuing the Company’s oncology programs, pursuing the industrial collaborations with Millipore and General Electric, and supporting the TIGRIS system and next-generation instrument platforms. The Company believes these projects represent significant new market opportunities, and intends to continue investing heavily in them, while at the same time maintaining exceptional profit margins.
•	Marketing and sales expenses approximating 9% to 10% of total revenues on a non-GAAP basis. On a GAAP basis, marketing and sales expenses are expected to range from 10% to 11% of total revenues. In absolute dollar terms, marketing and sales expenses are expected to increase from 2005 levels based on the costs associated with assessing and developing new molecular diagnostic markets such as prostate cancer.
•	G&A expenses approximating 9% to 10% of total revenues on a non-GAAP basis. On a GAAP basis, G&A expenses are expected to range from 11% to 12% of total revenues. In absolute dollar terms, G&A expenses are expected to increase from 2005 levels based on legal expenses associated with the Company’s two patent infringement lawsuits against Bayer.
•	EPS of between $1.30 and $1.35 on a fully diluted, non-GAAP basis. This EPS estimate excludes approximately $0.11 of EPS that would result from earning the milestone associated with FDA approval of the PROCLEIX ULTRIO assay on the TIGRIS system. As previously discussed, based on the regulatory review times associated with various filings, Gen-Probe believes this approval is more likely in 2007 than 2006. On a GAAP basis, EPS are expected to range from $0.95 to $1.05. This estimate includes aggregate stock-based compensation expense of between ($0.30) and ($0.35) per share. Gen-Probe’s EPS guidance is based on a fully diluted share count of 53.5 million for the year and a tax rate of approximately 37% on a non-GAAP basis, and 36% on a GAAP basis.
The following table provides a reconcilation between Gen-Probe’s GAAP and non-GAAP guidance. The percentages shown are of total revenues.

	GAAP	Estimated Effects of		Non-GAAP
	Guidance	SFAS No. 123(R)	(a)	Guidance
Product Gross Margin	68% to 70%	Approx. 2%	(b)	70% to 72%

R&D Expenses	26% to 27%	Approx. 3%	(c)	23% to 24%

Marketing and Sales Expenses	10% to 11%	Approx. 1%	(c)	9% to 10%

G&A Expenses	11% to 12%	Approx. 2%	(c)	9% to 10%

Effective Income Tax Rate	Approx. 36%	Approx. 1%	(d)	Approx. 37%

Diluted EPS	$0.95 to $1.05	$0.30 to $0.35	(e)	$1.30 to $1.35

(a) These estimated effects reconcile the Company’s 2006 GAAP financial guidance ranges to the Company’s non-GAAP financial guidance ranges. The reconciling item represents the estimated impact of SFAS No. 123(R), which includes non-cash stock compensation awards, including stock options and employee stock purchase plan shares.
(b) Reflects the estimated effect of SFAS No. 123(R) on the Company’s product sales gross margin percentage guidance range.
(c) Reflects the estimated effect of SFAS No. 123(R) on the Company’s expense line guidance as a percentage of total revenues for 2006.
(d) Amount reflects the estimated tax effect related to the adoption of SFAS No. 123(R).
(e) Amount reflects the estimated effect on EPS for the adoption of SFAS No. 123(R) to reconcile the Company non-GAAP EPS guidance range to the estimated GAAP EPS guidance range.
About Non-GAAP Financial Measures
To supplement Gen-Probe’s 2006 financial guidance presented in accordance with GAAP, Gen-Probe uses the following financial measures defined as non-GAAP by the SEC: non-GAAP product gross margin, non-GAAP R&D expenses, non-GAAP marketing and sales expenses, non-GAAP G&A expenses, non-GAAP effective income tax rate, and non-GAAP diluted EPS. Gen-Probe’s management does not itself, nor does it suggest that investors should, consider such non-GAAP financial measures in isolation from, or as a substitute for, financial information prepared and presented in accordance with GAAP. Gen-Probe’s management believes that these non-GAAP financial measures provide meaningful supplemental information regarding the Company’s performance by excluding certain expenses that may not be indicative of core business results. Gen-Probe believes that both management and investors benefit from referring to these non-GAAP financial measures in assessing Gen-Probe’s performance and when planning, forecasting and analyzing future periods. These non-GAAP financial measures also facilitate management’s internal comparisons to Gen-Probe’s historical performance and our competitors’ operating results. Gen-Probe believes these non-GAAP financial measures are useful to investors in allowing for greater transparency with respect to supplemental information used by management in its financial and operational decision making.
Webcast Conference Call
A live webcast of Gen-Probe’s fourth quarter 2005 conference call for investors can be accessed at http://www.gen-probe.com beginning at 4:30 p.m. Eastern Time on February 15, 2006. The webcast will be archived for at least 90 days. A telephone replay of the call also will be available for approximately 24 hours. The replay number is (888) 566-0043 for domestic callers and (402) 998-1629 for international callers.
About Gen-Probe
Gen-Probe Incorporated is a global leader in the development, manufacture and marketing of rapid, accurate and cost-effective nucleic acid tests (NATs) that are used primarily to diagnose human diseases and screen donated human blood. Gen-Probe has more than 20 years of NAT expertise, and received the 2004 National Medal of Technology, America’s highest honor for technological innovation, for developing NAT assays for blood screening. Gen-Probe is headquartered in San Diego and employs approximately 900 people. For more information, go to www.gen-probe.com.
TIGRIS, APTIMA, APTIMA COMBO 2 and PACE are trademarks of Gen-Probe Incorporated. ULTRIO and PROCLEIX are trademarks of Chiron Corporation.

Caution Regarding Forward-Looking Statements
Any statements in this press release about our expectations, beliefs, plans, objectives, assumptions or future events or performance, including those under the heading “2006 Financial Guidance,” are not historical facts and are forward-looking statements. These statements are often, but not always, made through the use of words or phrases such as believe, will, expect, anticipate, estimate, intend, plan and would. For example, statements concerning Gen-Probe’s financial condition, possible or expected results of operations, regulatory approvals, future milestone payments, growth opportunities, and plans and objectives of management are all forward-looking statements. Forward-looking statements are not guarantees of performance. They involve known and unknown risks, uncertainties and assumptions that may cause actual results, levels of activity, performance or achievements to differ materially from those expressed or implied by any forward-looking statement. Some of these risks, uncertainties and assumptions include but are not limited to: (i) the risk that we may not achieve our expected 2006 growth, revenue, earnings or other financial targets, (ii) the risk that Bayer may successfully appeal the arbitration decision that favored us, (iii) the risk that we may not earn or receive milestone payments from our collaborators, including Chiron, (iv) the possibility that the market for the sale of our new products, such as our TIGRIS system, APTIMA Combo 2 assay and PROCLEIX ULTRIO assay, may not develop as expected, (v) the enhancement of existing products and the development of new products, including products, if any, to be developed under our recent industrial collaborations, may not proceed as planned, (vi) the risk that our PROCLEIX ULTRIO assay and our TIGRIS instrument for blood screening may not be approved by regulatory authorities or commercially available in the time frame we anticipate, or at all, (vii) we may not be able to compete effectively, (viii) we may not be able to maintain our current corporate collaborations and enter into new corporate collaborations or customer contracts, (ix) we are dependent on Chiron, Bayer and other third parties for the distribution of some of our products, (x) we are dependent on a small number of customers, contract manufacturers and single source suppliers of raw materials, (xi) changes in third-party reimbursement policies regarding our products could adversely affect sales of our products, (xii) changes in government regulation affecting our diagnostic products could harm our sales and increase our development costs, (xiii) the risk that our intellectual property may be infringed by third parties or invalidated, and (xiv) our involvement in patent and other intellectual property and commercial litigation could be expensive and could divert management’s attention. The foregoing list sets forth some, but not all, of the factors that could affect our ability to achieve results described in any forward-looking statements. For additional information about risks and uncertainties we face and a discussion of our financial statements and footnotes, see documents we file with the SEC, including our most recent annual report on Form 10-K and all subsequent periodic reports. We assume no obligation and expressly disclaim any duty to update forward-looking statements to reflect events or circumstances after the date of this news release or to reflect the occurrence of subsequent events.
###

Gen-Probe Incorporated
Consolidated Balance Sheets
(In thousands, except share and per share data)

	December 31
	2005	2004
Assets
Current assets:
Cash and cash equivalents	$32,328	$25,498
Short-term investments	187,960	168,328
Trade accounts receivable, net of allowance for doubtful accounts of $790 and $664 at December 31, 2005 and 2004, respectively	31,930	21,990
Accounts receivable — other	1,924	3,136
Inventories	36,342	27,308
Deferred income taxes	10,389	7,725
Prepaid expenses	10,768	8,517
Other current assets	4,184	5,447

Total current assets	315,825	267,949

Property, plant and equipment, net	105,190	76,651
Capitalized software	20,952	23,466
Goodwill	18,621	18,621
License, manufacturing access fees and other assets	49,648	24,395

Total assets	$510,236	$411,082

Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$14,029	$6,729
Accrued salaries and employee benefits	14,910	11,912
Other accrued expenses	3,264	4,451
Income tax payable	13,192	1,188
Deferred revenue	7,771	9,467

Total current liabilities	53,166	33,747

Deferred income taxes	5,124	9,187
Deferred revenue	4,333	5,000
Deferred rent	240	309

Minority interest	—	1,810

Commitments and contingencies

Stockholders’ equity:
Preferred stock, $.0001 par value per share, 20,000,000 shares authorized, none issued and outstanding	—	—
Common stock, $.0001 par value per share; 200,000,000 shares authorized, 51,137,541 and 50,035,490 shares issued and outstanding at December 31, 2005 and 2004, respectively	5	5
Additional paid-in capital	281,907	248,767
Deferred compensation	(5,951)	(1,104)
Accumulated other comprehensive (loss) income	(1,231)	807
Retained earnings	172,643	112,554

Total stockholders’ equity	447,373	361,029

Total liabilities and stockholders’ equity	$510,236	$411,082

Gen-Probe Incorporated
Consolidated Statements of Income
(In thousands, except per share data)

	Three Months Ended		Years Ended
	December 31		December 31
	2005	2004	2005	2004
	(unaudited)
Revenues:
Product sales	$77,999	$58,483	$271,650	$222,560
Collaborative research revenue	6,485	7,852	25,843	27,122
Royalty and license revenue	3,488	2,174	8,472	20,025

Total revenues	87,972	68,509	305,965	269,707

Operating expenses:
Cost of product sales	26,653	17,608	83,900	59,908
Research and development	18,249	18,521	71,846	68,482
Marketing and sales	8,780	7,233	31,145	27,191
General and administrative	9,314	7,811	32,107	31,628

Total operating expenses	62,996	51,173	218,998	187,209

Income from operations	24,976	17,336	86,967	82,498
Total other income, net	1,327	614	4,727	2,081

Income before income taxes	26,303	17,950	91,694	84,579

Income tax expense	9,548	5,974	31,605	30,004

Net income	$16,755	$11,976	$60,089	$54,575

Net income per share:
Basic	$0.33	$0.24	$1.19	$1.10

Diluted	$0.32	$0.23	$1.15	$1.06

Weighted average shares outstanding:
Basic	50,892	49,866	50,617	49,429

Diluted	52,619	51,705	52,445	51,403

Gen-Probe Incorporated
Consolidated Statements of Cash Flows
(In thousands)

	Years Ended December 31
	2005	2004
Operating activities:
Net income	$60,089	$54,575
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	22,606	18,239
Stock compensation charges	920	1,142
Loss on disposal of property and equipment	399	377
Stock option income tax benefits	8,677	14,035
Changes in assets and liabilities:
Accounts receivable	(8,937)	(6,774)
Inventories	(9,048)	(13,621)
Prepaid expenses	(2,251)	(1,428)
Other current assets	1,263	(2,333)
Accounts payable	7,329	(2,535)
Accrued salaries and employee benefits	2,998	242
Other accrued expenses	(1,089)	(2,329)
Income tax payable	12,053	(4,965)
Deferred revenue	(2,363)	2,119
Deferred income taxes	(6,717)	5,567
Deferred rent	(69)	(14)
Minority interest	—	(13)

Net cash provided by operating activities	85,860	62,284

Investing activities:
Proceeds from sales and maturities of short-term investments	116,907	159,301
Purchases of short-term investments	(137,841)	(206,822)
Cash paid for acquisition of minority interest in Molecular Light Technology Limited	(1,539)	(376)
Purchases of property, plant and equipment	(45,386)	(26,021)
Capitalization of intangible assets, including manufacturing and license fees	(29,117)	(19,836)
Other assets	(127)	42

Net cash used in investing activities	(97,103)	(93,712)

Financing activities:
Proceeds from issuance of common stock	18,696	20,438
Net cash provided by financing activities	18,696	20,438
Effect of exchange rate changes on cash and cash equivalents	(623)	515
Net increase (decrease) in cash and cash equivalents	6,830	(10,475)
Cash and cash equivalents at the beginning of year	25,498	35,973

Cash and cash equivalents at the end of year	$32,328	$25,498

Supplemental disclosure of cash flow information:
Cash paid for:
Interest	$162	$34

Income taxes	$16,807	$16,030